Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

Third Quarter of 2019

For Immediate Release

PORTLAND, Maine – November 11, 2019 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced unaudited financial results for the third quarter and nine-month period ended September 30, 2019.

Management Discussion:

“Total product sales increased by 38% during the third quarter and by 25% during the first nine months of 2019 versus the comparable periods during 2018. We continue to see favorable sales results during 2019 from investments in the First Defense® product line,” commented Michael F. Brigham, President and CEO. “We are growing and investing in infrastructure to fuel future growth.”

“We are the only veterinary biologic line offering measured levels of antibody-driven immunity against bacterial and viral scours providing Immediate Immunity™ to newborn dairy and beef calves against the three most prevalent pathogens – E. coli, coronavirus and rotavirus,” Mr. Brigham added. “Given the increasing demand, we entered into a lease covering 14,300 square feet of mostly manufacturing space during the third quarter, as part of our $3 million investment to increase production capacity for the First Defense® product line. As dairy and beef producers move Beyond Vaccination®, our expansion will allow Tri-Shield® and Dual-Force® to gain more market share from traditional scours vaccines that create a variable vaccine response.”

“During the third quarter of 2019, the FDA conducted a pre-approval inspection of our Drug Substance facility for Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. As anticipated at this early stage, some deficiencies were identified that need to be resolved prior to commercial production and sales. We are confident that we can effectively resolve the deficiencies to the FDA’s satisfaction by the end of 2019 without significant cost or any delay to the timeline to product approval,” Mr. Brigham continued. “Simultaneously, we are advancing the early stages of our $4 million investment to bring in-house the Drug Product formulation and aseptic filling of syringes for Re-Tain™.”

1 of 5

The Company expects to file its Quarterly Report on Form 10-Q on Tuesday, November 12, 2019. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com or by request to the Company.

Financial Results for the Third Quarter of 2019:

•	During the quarter ended September 30, 2019, total product sales increased by 38%, or $817,000, to $3 million from $2.2 million during the same period in 2018.
•	During the nine-month period ended September 30, 2019, total product sales increased by 25%, or $2 million, to $10.1 million from $8 million during the same period in 2018.
•	During the trailing twelve-month period ended September 30, 2019, total product sales increased by 17%, or $1.8 million, to $13 million from $11.2 million during the same period ended September 30, 2018.
•	Product development expenses were $985,000 (including depreciation and stock-based compensation expenses of $407,000) during the three-month period ended September 30, 2019 in comparison to $909,000 (including depreciation and stock-based compensation expenses of $237,000) during the three-month period ended September 30, 2018.
•	Product development expenses were $2.7 million (including depreciation and stock-based compensation expenses of $1.2 million) during the nine-month period ended September 30, 2019 in comparison to $2.3 million (including depreciation and stock-based compensation expenses of $520,000) during the nine-month period ended September 30, 2018.
•	Net loss was $503,000, or $0.07 per share, during the third quarter of 2019 in comparison to a net loss of $250,000, or $0.05 per share, during the third quarter of 2018.
•	Net loss was $985,000, or $0.15 per share, during the nine-month period ended September 30, 2019 in comparison to a net loss of $1.3 million, or $0.23 per share, during the nine-month period ended September 30, 2018.

Balance Sheet Data as of September 30, 2019:

Largely as the result of the net proceeds of approximately $8.3 million raised from an equity offering at the end of the first quarter of 2019:

•	Cash, cash equivalents and short-term investments increased to $9.6 million as of September 30, 2019 from $2.5 million as of December 31, 2018;
•	Net working capital increased to $11.4 million as of September 30, 2019 from $3.9 million as of December 31, 2018; and
•	Stockholders’ equity increased to $29.2 million as of September 30, 2019 from $21.7 million as of December 31, 2018.

2 of 5

Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2019	2018	2019	2018

Product sales	$2,970	$2,154	$10,091	$8,049
Costs of goods sold	1,519	1,203	5,189	4,252
Gross margin	1,451	951	4,902	3,797

Product development expenses	985	909	2,715	2,254
Sales, marketing and administrative expenses	896	891	2,898	2,764
Gain on sale of assets	-	(700)	-	(700)
Operating activities, net	1,881	1,100	5,613	4,318

NET OPERATING LOSS	(430)	(149)	(711)	(521)

Other expenses, net	65	107	242	301

LOSS BEFORE INCOME TAXES	(495)	(256)	(953)	(822)

Income tax expense (benefit)	8	(6)	32	447

NET LOSS	$(503)	$(250)	$(985)	$(1,269)

Basic weighted average common shares Outstanding	7,210	5,484	6,687	5,481
Basic net loss per share	$(0.07)	$(0.05)	$(0.15)	$(0.23)

Diluted weighted average common shares outstanding	7,210	5,484	6,687	5,481
Diluted net loss per share	$(0.07)	$(0.05)	$(0.15)	$(0.23)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2019	As of December 31, 2018

Cash, cash equivalents and short-term investments	$9,555	$2,521
Net working capital	11,397	3,856
Total assets	38,848	32,731
Stockholders’ equity	$29,189	$21,744

3 of 5

Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reader should review our Statements of Cash Flows for a detailed understanding of our sources and uses of cash. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges (that are not uses of cash) from our reported loss before income taxes. We start with our reported loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying cash for income taxes in the near-term future. We calculate non-GAAP income before income taxes and certain non-cash expenses as indicated in the table below:

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands)	2019	2018	2019	2018

Loss before income taxes	($495)	($256)	($953)	($822)
Depreciation, amortization and stock-based compensation	640	477	1,940	1,223
Income before income taxes and certain non-cash expenses	$145	$221	$987	$401

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 4:30 PM ET on Monday, November 11, 2019. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10136525.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef livestock, and is in the late stages of developing Re-Tain™, a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

4 of 5

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making and delays by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770
Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC (602) 889-9700 iccc@lythampartners.com

5 of 5